Exhibit 1

WAIVER AGREEMENT

THIS WAIVER (this “Waiver”), dated as of May 12, 2013, of certain provisions of the Engagement and Indemnification Agreement, dated as of January 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”, and together with Elliott Associates, “Elliott”), and [                          ] (“Nominee”).    Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Nominee has requested and agreed to waive certain provisions under the Agreement if Nominee is elected or appointed to the Board of Directors of the Company in connection with the Annual Meeting, on the terms and subject to the conditions set forth in this Waiver, which shall be deemed to have amended the Agreement as of the date hereof.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.     Waiver and Agreement.  Nominee and Elliott hereby agree that, if Nominee is elected or appointed to the Board of Directors of the Company in connection with the Annual Meeting, then effective as of such election or appointment Nominee hereby irrevocably waives the right to receive, and Elliott will not pay, the Initial Participation Amount or the Enhanced Participation Amount pursuant to Section 2 of the Agreement, or any other consideration in lieu or substitution thereof.

2.     Effect on Agreement.  Except as specifically set forth in this Waiver, the execution, delivery and effectiveness of this Waiver shall not operate as a waiver or modification of any other provisions of the Agreement, and the Agreement shall remain in full force and effect in accordance with its terms (as modified by this Waiver).

3.   Counterparts.  This Waiver may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.  Transmission by facsimile or electronic mail of an executed counterpart of this Waiver shall be deemed to constitute due and sufficient delivery of such counterpart.

4.  Governing Law.  This Waiver shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state (without regard to any conflicts of law provisions thereof which would require the application of the laws of any other jurisdiction).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Waiver on the date first written above.

NOMINEE:

Name:

ACKNOWLEDGED AND AGREED:

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., its General Partner

By:	Braxton Associates, Inc., its General Partner

By:
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:
Name: Elliot Greenberg
Title: Vice President

(Signature page to Waiver Agreement)